Exhibit 99.1

RMS Medical Products Announces New FDA Clearance, Warning Letter Closed, and Organizational Changes

-     Resolution of FDA Warning Letter

-     Thanks to Eric Bauer for his service as Chief Operating Officer

-     CEO search process initiated

-     BOD improvements

CHESTER, NY / November 22, 2017 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced FDA developments and organizational changes.

The FDA has officially notified RMS that the Warning Letter issued on February 26, 2016 has been closed.  This was mainly as a result of a comprehensive “Integrated Catch-Up Freedom Syringe Driver System” 510(k) K162613 which was cleared on September 1, 2017 and which not only confirmed the science behind the RMS technology but also the general and specific uses for subcutaneous (SQ) medications such as immunoglobulins and intravenous (IV) medications including antibiotics.  Andy Sealfon, CEO of RMS stated, “We are thrilled and excited that FDA has recognized the leading edge concept of a constant pressure infusion system which must include everything in the fluid path to determine the performance consistent with the FDA’s definition of Infusion Pump.”  The final chapter of closing the Warning Letter confirms that FDA has found RMS to have adequately addressed all the concerns raised in the Warning Letter.  This effort was conducted under the outstanding leadership of our Chief Medical Officer, Dr. Fred Ma.”

Additionally, as a result of a comprehensive strategic review undertaken by the Board of Directors, the Company is announcing certain organizational changes.

Eric Bauer has resigned from his position of Chief Operating Officer effective November 17, 2017 to pursue other opportunities, and has agreed to assist RMS with an orderly transition.

As part of the strategic review, the Board of Directors, encouraged by the CEO and Chairman of the Board Andrew Sealfon, has initiated a search to find a qualified successor for Mr. Sealfon as CEO as soon as practicable.  Mr. Sealfon continues to serve as CEO until such successor has been appointed,  and Mr. Sealfon is anticipated to remain at the Company until his retirement.

Finally, in an effort to prepare the Company for anticipated growth, the Board of Directors has committed to strengthening its membership and governance in coming months.

About RMS Medical Products

The Company manufactures medical products used for infusions and suctioning. The Infusion product portfolio currently includes the FREEDOM60(R) and our latest FreedomEdge™ Syringe Infusion Pumps, RMS Precision Flow Rate Tubing(TM) and RMS HIgH-Flo(TM) Subcutaneous Safety Needle Sets. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RES-Q-VAC line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

The Company’s website may be visited at www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “anticipated”, “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

For more information please call:

Mike King

702 650 3000

Princeton Research

SOURCE: RMS Medical Products